CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in this Annual Report on Form 40-F for the year ended March 31, 2012 of CAE Inc. of our report dated May 23, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in this Annual Report.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333 – 97185 and 333 – 155366) of our report referred to above.

Chartered Professional Accountants

Montreal, Quebec
June 26, 2012

PricewaterhouseCoopers LLP, Chartered Professional Accountants

1250 René-Lévesque Boulevard West Suite 2800, Montreal, Quebec, Canada H3B 2G4 T: +1 54 205-5000, F: +1 514-205-5675, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.